Exhibit 99.5

June 13, 2013

Boards of Directors

Prudential Mutual Holding Company
Prudential Bancorp, Inc. of Pennsylvania
Prudential Savings Bank.

1834 West Oregon Avenue

Philadelphia, PA 19145

Re:         Plan of Conversion and Reorganization

Prudential Mutual Holding Company

Prudential Bancorp, Inc. of Pennsylvania

Prudential Savings Bank

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Conversion and Reorganization (the “Plan”) adopted by the Board of Directors of Prudential Mutual Holding Company (the “MHC”), Prudential Bancorp, Inc. of Pennsylvania (“PBIP”) and Prudential Savings Bank, which are all based in Philadelphia, Pennsylvania. The Plan provides for the conversion of the MHC into the stock form of organization. Pursuant to the Plan, the MHC will be merged into PBIP and PBIP will merge with Prudential Bancorp, Inc., a newly formed Pennsylvania corporation (the “Company”), with the Company as the resulting entity and the MHC will no longer exist. As part of the Plan, the Company will sell shares of common stock in an offering that will represent the ownership interest in PBIP now owned by the MHC.

We understand that in accordance with the Plan, depositors will receive rights in a liquidation account maintained by the Company representing the amount of (i) the MHC’s ownership interest in PBIP’s total stockholders’ equity as of the date of the latest statement of financial condition used in the prospectus plus (ii) the value of the net assets of the MHC as of the date of the latest statement of financial condition of the MHC prior to the consummation of the conversion (excluding its ownership of PBIP). The Company shall continue to hold the liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Prudential Savings Bank. We further understand that Prudential Savings Bank will also establish a liquidation account in an amount equal to the Company’s liquidation account pursuant to the Plan. The liquidation accounts are designed to provide payments to depositors of their liquidation interests in the event of liquidation of Prudential Savings Bank (or the Company and Prudential Savings Bank).

In the unlikely event that either Prudential Savings Bank (or the Company and Prudential Savings Bank) were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by distribution to depositors as of December 31, 2011 and depositors as of the last day of the calendar quarter immediately preceding the date on which the Federal Reserve Board (“FRB”) approves the Company’s Application to Become a Bank Holding Company on Form Y-3, of the liquidation account maintained by the Company. Also, in a complete liquidation of both entities, or of Prudential Savings Bank, when the Company has insufficient assets (other than the stock of Prudential Savings Bank) to fund the liquidation account distribution due to Eligible Account Holders and Supplemental Eligible Account Holders and Prudential Savings Bank has positive net worth, Prudential Savings Bank shall immediately make a distribution to fund the Company’s remaining obligations under the liquidation account. The Plan further provides that if the Company is completely liquidated or sold apart from a sale or liquidation of Prudential Savings Bank, then the rights of Eligible Account Holders and Supplemental Eligible Account Holders in the liquidation account maintained by the Company shall be surrendered and treated as a liquidation account in Prudential Savings Bank, the bank liquidation account and depositors shall have an equivalent interest in such bank liquidation account, subject to the same rights and terms as the liquidation account.

20 Church Street ● P.O. Box 323 ● Liberty Corner, NJ 07938-0323 ● Tel: 908.604.9336 ● Fax: 908.604.5951 finpro@finpronj.com ● www.finpronj.com

Board of Directors June 13, 2013

Based upon our review of the Plan and our observations that the liquidation rights become payable only upon the unlikely event of the liquidation of Prudential Savings Bank (or the Company and Prudential Savings Bank), that liquidation rights in the Company automatically transfer to Prudential Savings Bank in the event the Company is completely liquidated or sold apart from a sale or liquidation of Prudential Savings Bank, and that after two years from the date of conversion and upon written request of the FRB, the Company will transfer the liquidation account and depositors’ interest in such account to Prudential Savings Bank and the liquidation account shall thereupon become the liquidation account of Prudential Savings Bank no longer subject to the Company’s creditors, we are of the belief that: the benefit provided by the Prudential Savings Bank liquidation account supporting the payment of the liquidation account in the event the Company lacks sufficient net assets does not have any economic value at the time of the transactions contemplated in the first and second paragraphs above. We note that we have not undertaken any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue.

Sincerely,

FinPro, Inc.

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